POWER OF ATTORNEY

     Each of the undersigned does hereby constitute and appoint STEPHEN A. LANDSMAN, HAL M. BROWN and GREGORY W. HAYES, attorneys at the law firm of Piper Rudnick, Chicago, Illinois, with full power to each of them to act alone, as the true and lawful attorneys and agents of the undersigned, with full power of substitution and resubstitution to each of said attorneys to execute on behalf of any and each of the undersigned (i) a Form ID, (ii) a statement on Schedule 13D (including any amendments thereto) with respect to the common stock, par value $1.00 per share, of Ryerson Tull, Inc. (together with any amendments thereto, the “Schedule 13D”), and (iii) a Joint Filing Agreement by and among the undersigned relating to the Schedule 13D.

     IN WITNESS WHEREOF, each of the undersigned has caused this Power of Attorney to be executed as of the dates set forth below.

THE SECOND DAVE SAMSON TRUST

By:	/s/ Eric Samson	By:	/s/ Jack Raymond Gerber
Name:	Eric Samson	Name:	Jack Raymond Gerber
Its:	Trustee	Its:	Trustee
Date:	March 13, 2003	Date:	March 13, 2003

By:	/s/ Sheila Iris Samson	By:	/s/ Jeffrey Stanley Samson
Name:	Sheila Iris Samson	Name:	Jeffrey Stanley Samson
Its:	Trustee	Its:	Trustee
Date:	March 13, 2003	Date:	April 23, 2003

By:	/s/ Arthur Eaton Browne	By:	/s/ Chris Ferro Liebenberg
Name:	Arthur Eaton Browne	Name:	Chris Ferro Liebenberg
Its:	Trustee	Its:	Trustee
Date:	March 13, 2003	Date:	April 23, 2003

By:	/s/ Steven Alan Levitt
Name:	Steven Alan Levitt
Its:	Trustee
Date:	March 13, 2003